Exhibit 99.1

P. O. Box 270 Hartford, CT 06141-0270 107 Selden Street Berlin, CT 06037 (860)-665-5000

News Release

CONTACT:	Jeffrey R. Kotkin
OFFICE:	(860) 665-5154

NU REPORTS THIRD QUARTER RESULTS, PROVIDES 2009 GUIDANCE, UPDATES ITS PLANS TO PROVIDE SOLUTIONS TO HELP MEET THE REGION’S ENERGY NEEDS

BERLIN, Connecticut, November 10, 2008 — Northeast Utilities (NU: NYSE) today reported earnings for the third quarter of 2008 and provided an updated capital expenditure forecast for the period of 2009 through 2013. NU also provided initial consolidated and business segment earnings guidance for 2009.

NU earned $72.7 million, or $0.47 per share, in the third quarter of 2008, compared with $50.2 million, or $0.32 per share, in the third quarter of 2007. NU earned $188.9 million, or $1.21 per share, in the first nine months of 2008, compared with $173.8 million, or $1.12 per share, in the first nine months of 2007. Nine-month 2008 results include an after-tax charge of $29.8 million, or $0.19 per share, associated with the settlement of litigation in the first quarter of 2008. Excluding the litigation charge, NU earned $218.7 million, or $1.40 per share1, in the first nine months of 2008.

Charles W. Shivery, NU’s chairman, president and chief executive officer, attributed NU’s improved operating results in 2008 primarily to growth in the company’s transmission segment, in which the company continues to invest heavily to meet the regional energy needs of customers.

“Our investment focus continues to produce a more reliable New England energy infrastructure and lower congestion costs for our customers, as well as more predictable earnings and dividend growth for our investors,” Shivery said.

2008 and 2009 earnings guidance and capital expenditure projections

NU today affirmed its 2008 consolidated earnings guidance of between $1.60 per share and $1.75 per share including the litigation settlement charge, and between $1.80 per share1 and $1.95 per share1 excluding it.

NU also established its 2009 consolidated earnings guidance of between $1.80 per share and $2.00 per share. That guidance includes estimates of between $1.00 per share and $1.10 per share for its distribution and generation segment, between $0.85 per share and $0.90 per share for its transmission segment, between $0.00 and $0.05 for its remaining competitive businesses, and net expenses of approximately $0.05 per share for NU parent and other subsidiaries.

Shivery said NU’s 2009 earnings guidance reflects a number of factors, including a smaller capital program in 2009 than in 2008. NU projects capital expenditures of approximately $900 million in 2009, compared with nearly $1.3 billion in 2008. NU’s previous projection for 2009 capital expenditures was nearly $1.07 billion. Shivery said the lower projection is due in part to the company completing the last of its four major transmission projects in southwest Connecticut as much as one year ahead of schedule, thereby reducing significantly the level of transmission capital expenditures in 2009. Additionally, Shivery said NU expects to complete the four major projects at a total cost of approximately $1.6 billion, or $80 million below budget.

“Customers are benefiting in two ways from our success in executing our southwest Connecticut projects,” Shivery said. “First, they have a more reliable transmission system that is also better able to import less costly energy from outside southwest Connecticut. Second, completing our projects below budget translates directly into lower transmission-related costs for our customers.”

Also today, NU outlined a number of investments it will pursue over the next five years to enhance the reliability of electric and natural gas service in Connecticut, New Hampshire and Massachusetts, and meet a number of other public policy priorities of the region. The most significant of those initiatives is construction of the New England East-West Solutions (NEEWS) family of projects, which by their expected completion in 2013, will significantly improve the reliability of the region’s high-voltage transmission system. Siting applications for the Greater Springfield Reliability Project were filed with state siting regulators in Connecticut and Massachusetts last month. The Greater Springfield project accounts for nearly half of NU’s projected $1.49 billion expenditures on NEEWS.

“These projects, some of which must undergo extensive regulatory review, will provide significant reliability and environmental benefits to New England,” Shivery said. “Execution of this plan will provide the opportunity to invest up to $7 billion in New England’s infrastructure from 2009 through 2013, investments that not only will produce significant benefits to the region, but also provide growing earnings and cash flow.”

Cash flow projections and debt maturities

Shivery said the company expects to finance an increasing amount of its capital expenditures over the next five years through internally generated funds. NU’s internally generated cash, after the scheduled repayment of rate reduction bonds, is projected to increase from approximately $450 million in 2008 to approximately $550 million in 2009. Internally generated cash is projected to increase to approximately $1 billion in 2013, assuming the company’s projects are completed at forecasted levels and on schedule.

Shivery said NU’s financing needs over the next several years also are mitigated by the fact that the NU system only has a single $50 million bond maturity before 2012.

“Fortunately, our strong current liquidity position, improving cash flow, and lower 2009 capital program and debt maturities will afford us significant flexibility in the timing of our financings next year,” Shivery said. He added that the company continues to review the timing and amount of its capital expenditures in light of today’s challenging market conditions.

2008 results - Transmission

NU’s transmission segment earned $35.9 million in the third quarter of 2008, compared with $20.0 million in the third quarter of 2007, and $103.6 million in the first nine months of 2008, compared with $57.0 million in the first nine months of 2007. The increases in third quarter and nine months net income in 2008, compared with the same periods of 2007, primarily reflect a higher level of investment in NU’s transmission facilities.

Distribution and Generation

NU’s distribution and generation segment earned $35.5 million in the third quarter of 2008, compared with $28.5 million in the third quarter of 2007, and $114.9 million in the first nine months of 2008, compared with $100.1 million in the first nine months of 2007.

The Connecticut Light and Power Company’s (CL&P) distribution segment earned $23.5 million in the third quarter of 2008, compared with $16.7 million in the third quarter of 2007 and $57.2 million in the first nine months of 2008, compared with $44.3 million in the first nine months of 2007. The higher results reflect the benefits of rate changes that were effective February 1, 2008 and a federal tax settlement, offset by higher amortization, depreciation and interest expenses, as well as a 3.6 percent decline in year-to-date retail sales.

Public Service Company of New Hampshire’s (PSNH) distribution and generation segment earned $10.7 million in the third quarter of 2008, compared with $11.0 million in the third quarter of 2007, and $32.3 million in the first nine months of 2008, compared with $31.7 million in the first nine months of 2007. PSNH’s electric sales were down 1.1 percent over the first nine months of 2008, compared with the same period of 2007, but up 0.1 percent on a weather-adjusted basis.

Western Massachusetts Electric Company’s (WMECO) distribution segment earned $3.6 million in the third quarter of 2008, compared with $4.2 million in the third quarter of 2007, and $10.1 million in the first nine months of 2008, compared with $13.6 million in the first nine months of 2007. Lower 2008 results were primarily due to a 3.9 percent decline in year-to-date, kilowatt-hour sales and certain regulatory disallowances.

Overall, NU’s electric sales were down 2.9 percent in the third quarter of 2008, compared with the same period of 2007 and down 0.7 percent on a weather-adjusted basis. Over the first nine months of 2008, NU’s electric sales were down 3.0 percent, compared with the same period of 2007, and down 2.0 percent on a weather-adjusted basis.

Yankee Gas Services Company lost $2.3 million in the third quarter of 2008, compared with a loss of $3.4 million in the third quarter of 2007, and earned $15.3 million in the first nine months of 2008, compared with earnings of $10.5 million in the first nine months of 2007. The improved third quarter and year-to-date results were largely due to higher revenues that resulted from new rates that took effect in mid-2007 and an increase in the installation of natural gas-fired distributed generation in Connecticut. Yankee Gas firm sales were up 13.0 percent in the third quarter of 2008, compared with the same period of 2007. Sales were essentially unchanged over the first nine months of 2008, compared with 2007, and up 2.9 percent on a weather-adjusted basis.

Competitive businesses

NU Enterprises, Inc. (NUEI), the holding company for NU’s competitive businesses, earned $4.6 million in the third quarter of 2008, compared with $0.7 million in the third quarter of 2007, and $8.7 million in the first nine months of 2008, compared with $8.1 million in the first nine months of 2007. The improved year-to-date results were primarily due to favorable mark-to-market results and improved margins on remaining wholesale marketing contracts.

Parent and other NU subsidiaries

NU parent and affiliates had net expenses of $3.3 million in the third quarter of 2008, compared with net income of $1.0 million in the third quarter of 2007. Their net expenses totaled $8.5 million in the first nine months of 2008, excluding the $29.8 million after-tax litigation settlement charge, compared with net income of $8.6 million in the first nine months of 2007. Lower results primarily reflect the absence of interest earned on NU parent’s cash balances held in 2007 as a result of the sale of the company’s competitive generation facilities in late 2006.

The following table reconciles 2008 and 2007 third-quarter and first nine-month results:

	Third Quarter[1]	First Nine Months[1]
2007 Reported EPS	$0.32	$1.12
Improved transmission earnings in 2008	$0.10	$0.29
Improved distribution, generation results in 2008	$0.05	$0.09
Lower Parent/Other results in 2008, ex. litigation settlement impact	$(0.03)	$(0.10)
Improved competitive business results in 2008	$0.03	$0.00
Consolidated results, ex. litigation settlement impact	$0.47	$1.40
Impact of litigation settlement	—	$(0.19)
2008 Reported EPS	$0.47	$1.21

Financial results for the third quarter and first nine months of 2008 and 2007 are noted below.

Three months ended:

(in millions, except EPS)	September 30, 2008	September 30, 2007	Increase (Decrease)	2008 EPS[1]
CL&P Distribution	$23.5	$16.7	$6.8	$0.15
PSNH Distribution/Generation	$10.7	$11.0	$(0.3)	$0.07
WMECO Distribution	$3.6	$4.2	$(0.6)	$0.02
Yankee Gas	$(2.3)	$(3.4)	$1.1	$(0.01)
Total—Distribution/Generation	$35.5	$28.5	$7.0	$0.23
CL&P Transmission	$30.7	$16.9	$13.8	$0.20
PSNH Transmission	$3.6	$2.0	$1.6	$0.02
WMECO Transmission	$1.6	$1.1	$0.5	$0.01
Total—Transmission	$35.9	$20.0	$15.9	$0.23
NU Parent and Other Affiliates	$(3.3)	$1.0	$(4.3)	$(0.02)
Competitive	$4.6	$0.7	$3.9	$0.03
Reported Earnings	$72.7	$50.2	$22.5	$0.47

Nine months ended:

(in millions, except EPS)	September 30, 2008[1]	September 30, 2007	Increase (Decrease)	2008 EPS[1]
CL&P Distribution	$57.2	$44.3	$12.9	$0.37
PSNH Distribution/Generation	$32.3	$31.7	$0.6	$0.21
WMECO Distribution	$10.1	$13.6	$(3.5)	$0.06
Yankee Gas	$15.3	$10.5	$4.8	$0.10
Total—Distribution/Generation	$114.9	$100.1	$14.8	$0.74
CL&P Transmission	$86.5	$47.3	$39.2	$0.55
PSNH Transmission	$12.4	$6.5	$5.9	$0.08
WMECO Transmission	$4.7	$3.2	$1.5	$0.03
Total—Transmission	$103.6	$57.0	$46.6	$0.66
NU Parent and Other Affiliates, excluding litigation charge	$(8.5)	$8.6	$(17.1)	$(0.05)
Competitive	$8.7	$8.1	$0.6	$0.05
Total before litigation settlement impact	$218.7	$173.8	$44.9	$1.40
Litigation charge	$(29.8)	—	$(29.8)	$(0.19)
Reported Earnings	$188.9	$173.8	$15.1	$1.21

Retail sales data:

	September 30, 2008	September 30, 2007	% Change Actual	% Change Weather Norm.
Gwh for three months ended
CL&P	6,215	6,387	(2.7)%	(0.6)%
PSNH	2,088	2,135	(2.2)%	0.7%
WMECO	984	1,043	(5.6)%	(4.2)%
Total NU	9,282	9,560	(2.9)%	(0.7)%

Gwh for nine months ended
CL&P	17,501	18,145	(3.6)%	(2.5)%
PSNH	6,050	6,119	(1.1)%	0.1%
WMECO	2,903	3,020	(3.9)%	(3.1)%
Total NU	26,442	27,271	(3.0)%	(2.0)%

Yankee Gas firm volumes in mmcf for three months ended	5,185	4,590	13.0%	11.3%
Yankee Gas firm volumes in mmcf for nine months ended	27,504	27,508	—	2.9%

NU has approximately 156 million common shares outstanding. It operates New England’s largest energy delivery system, serving more than 2 million customers in Connecticut, New Hampshire and Massachusetts.

This news release includes statements concerning NU’s expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, readers can identify these forward-looking statements by words such as “estimate”, “expect”, “anticipate”, “intend”, “plan”, “believe”, “forecast”, “should”, “could”, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements. Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, actions or inactions by local, state and federal regulatory bodies; competition and industry restructuring; changes in economic conditions; changes in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; fluctuations in the value of our remaining competitive electricity positions; actions of rating agencies; subsequent recognition, derecognition and measurement of tax positions; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in our reports to the Securities and Exchange Commission. Any forward looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made.

1 All per share amounts in this news release are reported on a fully diluted basis. The only common equity securities that are publicly traded are common shares of NU. The earnings and EPS of each segment do not represent a direct legal interest in the assets and liabilities allocated to any one segment but rather represent a direct interest in NU’s assets and liabilities as a whole. EPS by segment is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss of each segment by the average fully diluted NU common shares outstanding for the period. Management uses this measure to provide segmented earnings guidance and believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of NU’s business segments. This release also references our 2008 earnings and EPS and 2008 guidance excluding a significant charge associated with a litigation settlement payment made to Consolidated Edison, Inc., which are non-GAAP measures. Due to the nature and significance of the litigation charge, management believes that this non-GAAP presentation is more representative of our performance and provides additional and useful information to investors in analyzing historical and future performance. These non-GAAP measures should not be considered alternatives to NU consolidated net income and EPS determined in accordance with GAAP as an indicator of NU’s operating performance.

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Note: NU will webcast an investor presentation today at 9:15 a.m. Eastern Standard Time. The webcast can be accessed through NU’s website at www.nu.com.